Exhibit 10.1

RELEASE AGREEMENT

This Release Agreement (“Agreement”) is made as of December 31, 2016 by and between Brian K. Hutchison (“Executive”) and RTI Surgical, Inc. (the “Company”).

BACKGROUND

The Company and Executive previously entered into an Executive Transition Agreement, dated August 29, 2012 (the “Executive Transition Agreement”), that (among other things) requires Executive to deliver a release in the form of this Agreement in order to receive and retain the consideration set forth in the Executive Transition Agreement.

The Company and Executive subsequently entered into an Executive Separation Agreement, dated August 15, 2016 (the “Executive Separation Agreement”), that also requires Executive to deliver a release in the form of this Agreement in order to receive and retain the consideration set forth in the Executive Transition Agreement and the Executive Separation Agreement.

Accordingly, in consideration of the covenants and agreements in this Agreement, the Executive Transition Agreement, and the Executive Separation Agreement, the receipt and sufficiency of which are acknowledged, the Company and Executive agrees as follows:

TERMS

1.    This will confirm that a Severance Event as described in Section 1(e) of Executive Transition Agreement between Executive and the Company, dated August 29, 2012 (the “Executive Transition Agreement”), has occurred. In accordance with Section 4 of the Executive Transition Agreement and Section 5 of the Executive Separation Agreement, Executive’s right to receive and retain certain severance payments and benefits under Section 3 of the Executive Transition Agreement, as well as Sections 3 and 4 of the Executive Separation Agreement, is conditioned upon the timely receipt by the Company of a general release by Executive in favor of the Company, its affiliates and their officers, directors and employees, which is no longer subject to revocation. Accordingly, in consideration of the severance payments and benefits under the Executive Transition Agreement and the Executive Separation Agreement and other good and valuable consideration, Executive for himself and for the executors and administrators of Executive’s estate, Executive’s heirs, successors and assigns, hereby releases and forever discharges the Company and its affiliates and each of its or their current and former officers, directors, employees and stockholders (the “Releasees”) from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against the Releasees Executive ever had, now has or may have arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the date of this Release (collectively defined herein as “Claims”). This Release includes, but is not limited to, all Claims Executive might have under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e, et. seq.; 42 U.S.C. §§1981, et. seq.; the Americans with Disabilities Act, 29 U.S.C. §§2000e, et. seq.; the Age Discrimination in Employment Act; the Older Workers Benefits Protection Act; the federal Family and Medical Leave Act; Section 451 et. seq.; similar state laws, and any and all statutory and common law causes of action for defamation; slander; slander per se; defamation per se; false light; tortious interference with prospective business relationships; assault; sexual assault; battery; sexual harassment; sexual discrimination; hostile work environment; discrimination; retaliation; workers’ compensation; wrongful termination; intentional infliction of emotional distress; breach of a duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing; and for breach of contract or any tort whatsoever, as well as any expenses or attorney’s fees associated with such Claims. The parties acknowledge that this Release does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the Age Discrimination in Employment Act, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the Age Discrimination in Employment Act. In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which Executive is a named party, Executive agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Executive. Notwithstanding the foregoing, nothing in the provisions of this Release shall act as a release by Executive of any Claims against the Company with respect to (i) any amounts or benefits to which Executive may be entitled under and in accordance with the terms of the Executive Transition Agreement or the Executive Separation Agreement, (ii) any right Executive may have to indemnification under the terms of the Executive Transition Agreement, the Executive Separation Agreement, or under the terms of any other applicable indemnification agreement, the organizational documents of the Company, the terms of any insurance policy, the terms of any Company indemnification policy, the terms of applicable law or otherwise, (iii) Executive’s rights under and in accordance with the terms of any employee benefit plan in which Executive participates, and (iii) any Claims arising with respect to acts, events or occurrences taking place after the date of this Release. For the purposes hereof, the term “Company” shall include any direct or indirect successor to the Company. Executive does not waive or release any claims which arise after the date Executive executes this Agreement.

2.    Executive has been advised to consult with an attorney prior to executing this Agreement. By executing this Agreement, Executive acknowledges that (a) Executive has been provided with an opportunity to consult with an attorney or other advisor of Executive’s choice regarding the terms of this Agreement, (b) this is a final offer and Executive has been given 45 days in which to consider whether Executive wishes to enter into this Agreement, (c) Executive has elected to enter into this Agreement knowingly and voluntarily and (d) if Executive does so within fewer than 45 days from receipt of the final document Executive has knowingly and voluntarily waived the remaining time. This Agreement shall be fully effective and binding upon all parties hereto immediately upon execution of this Agreement except as to rights or claims arising under the ADEA, in which case Executive has 7 days following execution of this Agreement to change Executive’s mind.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Brian K. Hutchison

RTI SURGICAL, INC.
By:
Robert P. Jordheim,
Interim President and Interim Chief Executive Officer